Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 9, 2022